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                                                                     Exhibit 8.3


RP FINANCIAL, LC.
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FINANCIAL SERVICES INDUSTRY CONSULTANTS


                                                          August 15, 1997
Boards of Directors
Heritage Financial Corporation, M.H.C
Heritage Bank
201 5th Avenue
Olympia, Washington  98501


Re:      Plan of Conversion:  Subscription Rights
         Heritage Financial Corporation, M.H.C.

Gentlemen:

     All capitalized terms not otherwise defined in this letter have the meanings given such terms in the Plan of Conversion and Agreement and Plan of Reorganization (the "Plan") adopted by the Board of Directors of Heritage Bank (the "Bank") and Heritage Financial Corporation, M.H.C. (the "Mutual Holding Company"). Pursuant to the Plan, Heritage Financial Corporation (the "Company") will offer and sell the Conversion Stock.

     We understand that "Subscription Rights" to purchase shares of the Conversion Stock are to be issued to (i) Eligible Account Holders; (ii) the ESOP; (iii) Supplemental Eligible Account Holders; (iv) Other Members; and (v) Minority Stockholders, collectively referred to as the "Recipients". Based solely upon our observation that the Subscription Rights will be available to such Recipients without cost, will be legally non-transferable and of short duration, and will afford the Recipients the right only to purchase shares of Conversion Stock at the same price as will be paid by members of the general public in the Community Offering, but without undertaking any independent investigation of state or federal law or the position of the Internal Revenue Service with respect to this issue, we are of the belief that:

     (1) the Subscription Rights will have no ascertainable market value; and,

     (2) the price at which the Subscription Rights are exercisable will not be more or less than the pro forma market value of the shares upon issuance.

     Changes in the local and national economy, the legislative and regulatory environment, the stock market, interest rates, and other external forces (such as natural disasters or significant world events) may occur from time to time, often with great unpredictability and may materially impact the value of thrift stocks as a whole or the Company's value alone. Accordingly, no assurance can be given that persons who subscribe to shares of Conversion Stock in the conversion will thereafter be able to buy or sell such shares at the same price paid in the Subscription Offering.

                                                 Sincerely,

                                                   /s/ James P. Hennessey
                                                 ---------------------------
                                                    James P. Hennessey
                                                    Senior Vice President

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